NEWS RELEASE	5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, August 2, 2023

NACCO INDUSTRIES
ANNOUNCES SECOND QUARTER 2023 RESULTS

Second Quarter 2023 NACCO Consolidated Highlights:
•Consolidated income before taxes of $3.3 million versus $45.1 million in Q2 2022
◦Q2 2022 operating profit and other income included $14.0 million and $16.9 million, respectively, of income from contract termination settlements
•Consolidated net income decreased to $2.5 million, or $0.34/share, from $37.2 million, or $5.07/share, in Q2 2022
•Adjusted EBITDA decreased to $9.2 million from $21.0 million in Q2 2022

Cleveland, Ohio, Wednesday, August 2, 2023 - NACCO Industries® (NYSE: NC) today announced the following consolidated results for the three and six months ended June 30, 2023. Comparisons in this news release are to the three months ended June 30, 2022, unless otherwise noted.

	Three Months Ended			Six Months Ended
($ in thousands except per share amounts)	6/30/2023	6/30/2022	% Change	6/30/2023	6/30/2022	% Change
Operating Profit	$1,750	$29,683	(94.1)%	$3,564	$44,627	(92.0)%
Other (income) expense, net	$(1,507)	$(15,390)	(90.2)%	$(4,061)	$(15,390)	(73.6)%
Income before taxes	$3,257	$45,073	(92.8)%	$7,625	$60,017	(87.3)%
Income tax provision (benefit)	$737	$7,893	n.m	$(587)	$10,255	n.m
Net Income	$2,520	$37,180	(93.2)%	$8,212	$49,762	(83.5)%
Diluted Earnings/share	$0.34	$5.07	(93.3)%	$1.09	$6.79	(83.9)%
Adjusted EBITDA*	$9,205	$20,980	(56.1)%	$19,982	$42,419	(52.9)%
*Non-GAAP financial measures are defined and reconciled on pages 9 to 11.

In May 2022, Great River Energy ("GRE") terminated its existing agreements with the Company's subsidiary, Falkirk Mining Company. As a result, GRE paid the Company $14.0 million, and transferred other assets totaling $16.9 million to NACCO. The 2022 results include the contract termination settlement assets received from GRE.
Adjusted EBITDA, which excludes the $30.9 million of contract termination settlements, decreased in the second quarter of 2023 compared with the prior year second quarter primarily due to significantly lower results in the Coal Mining and Minerals Management segments, partly offset by $2.4 million of improved earnings at Mitigation Resources, lower unallocated employee-related expenses, an increase in the North American Mining segment earnings and higher other investment income.

At June 30, 2023, the Company had consolidated cash of $117.0 million and debt of $23.7 million with availability of $117.2 million under its $150.0 million revolving credit facility. The Company believes that maintaining a conservative capital structure and adequate liquidity are important given evolving trends in energy markets and the Company's strategic initiatives to grow and diversify, which are discussed further in the Long-Term Growth and Diversification section of this release.

Detailed Discussion of Results
Coal Mining Results

Coal deliveries for the second quarter of 2023 and 2022 were as follows:

	2023	2022
Tons of coal delivered	(in thousands)
Unconsolidated operations	4,602	5,534
Consolidated operations	906	915
Total deliveries	5,508	6,449

Key financial results for the second quarter of 2023 and 2022 were as follows:
	2023	2022
	(in thousands)
Revenues	$26,343	$26,602
Gross profit (loss)	$(6,926)	$1,964
Earnings of unconsolidated operations	$9,962	$13,460
Contract termination settlement	$—	$14,000
Operating expenses(1)	$7,711	$8,249
Operating profit (loss)	$(4,675)	$21,175
Segment Adjusted EBITDA(2)	$(327)	$11,563
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
(2) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 10.

Operating results at the Coal Mining segment decreased significantly in the second quarter of 2023 compared with 2022. Prior year results included the $14.0 million termination payment from GRE. Excluding this income, the decrease was primarily due to a substantial decline in Mississippi Lignite Mining Company results and significantly lower earnings at the unconsolidated operations. Lower employee-related costs partly offset the decline in results at the Coal Mining operations.
Results decreased at Mississippi Lignite Mining Company due to a significant increase in the cost per ton delivered attributable to costs incurred to establish a new mine area, adverse mining conditions caused by increased rainfall and operational inefficiencies related to final mining activities at the existing mine area. A $1.8 million write down of coal inventory to net realizable value also contributed to the significant increase in the cost per ton.
The reduction in earnings of unconsolidated operations was the result of a number of factors:
•a decrease in Coteau earnings due to lower volumes and pricing,
•a decline in Falkirk earnings due to lower customer requirements and a decrease in the per ton management fee effective May 2022 through May 2024 to support the transition of the Coal Creek Station Power Plant to Rainbow Energy, and
•lower Sabine earnings because coal deliveries ceased on March 31, 2023 and mine reclamation activities commenced on April 1, 2023.
These decreases were partly offset by improved results at Coyote Creek due to increased customer requirements.

Coal Mining Outlook
Coal deliveries for second-half and full-year 2023 are expected to decrease from 2022 levels. The owner of the power plant served by the Company's Sabine Mine in Texas retired the Pirkey power plant, and as a result Sabine ceased deliveries March 31, 2023. This is the primary driver for the year-over-year declines in coal deliveries.
Coal Mining operating profit and Segment Adjusted EBITDA are also expected to decrease significantly in both the 2023 second half and full year compared with the respective 2022 periods, including and excluding the contract termination payment received in 2022. The expected reduction in operating profit for the remainder of 2023 is primarily the result of reduced earnings at both the consolidated and unconsolidated Coal Mining operations.
Results at the consolidated mining operations are projected to decrease significantly in the second half of 2023 from the comparable 2022 period. This expected decrease is mainly due to an expected substantial decline in earnings at Mississippi Lignite Mining Company from decreased customer demand and increased costs associated with establishing operations in a new mine area. The year-over-year decrease in second-half 2023 results is expected to be lower than the decrease experienced in the first half of 2023 because the anticipated inefficiencies of this project are expected to continue through the third quarter and then moderate beginning in the fourth quarter of 2023 and into 2024. Mississippi Lignite Mining Company does not anticipate opening additional mine areas through the remaining contract term. As a result, mine development capital expenditures are expected to moderate from 2024 through 2032. While increased depreciation from capital expenditures related to the new mine area will affect future results, the Company anticipates Mississippi Lignite Mining Company should contribute favorably to Segment Adjusted EBITDA in future years. In 2023, capital expenditures are expected to be $11 million, with $7 million expended in the second half of 2023, primarily for mine development and equipment replacement.
The anticipated reduction in earnings at the unconsolidated Coal Mining operations for the second half of 2023 from second half of 2022 is primarily due to the early retirement of the Pirkey power plant and commencement of final reclamation at the Sabine Mine, which began April 1, 2023. Sabine is receiving compensation for providing final mine reclamation services, but at a lower rate than during active mining. Funding for Sabine's mine reclamation is the responsibility of the customer. A decrease in earnings at Falkirk and Coteau is also expected to contribute to the lower earnings of unconsolidated operations.
The Company's contract structure at each of its coal mining operations eliminates exposure to spot coal market price fluctuations. However, fluctuations in natural gas prices, weather and the availability of renewable power generation, particularly wind, can contribute to changes in power plant dispatch and customer demand for coal. Changes to customer power plant dispatch would affect the Company’s outlook for the remainder of 2023, as well as over the longer term.

North American Mining Results

Deliveries for the second quarter of 2023 and 2022 were as follows:
	2023	2022
	(in thousands)
Tons delivered	13,939	13,373

Key financial results for the second quarter of 2023 and 2022 were as follows:
	2023	2022
	(in thousands)
Revenues	$21,716	$22,814
Operating profit	$2,214	$1,257
Segment Adjusted EBITDA(1)	$4,069	$2,750
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 10.

Second-quarter 2023 revenues decreased from 2022 mainly due to a decline in mine reclamation revenue at Caddo Creek.
Second-quarter 2023 operating profit and Segment Adjusted EBITDA at North American Mining increased over 76% and 48%, respectively, primarily due to an increase in parts sales and lower employee-related expenses.

North American Mining Outlook
North American Mining expects operating profit and Segment Adjusted EBITDA to increase in both the 2023 second half and full year over the respective 2022 periods but decrease from the 2023 first half. The second-half increase over 2022 is primarily because the second half of 2022 included a $0.8 million charge related to a voluntary retirement program. A reduction in Caddo Creek earnings is expected to be offset by improvements at other North American Mining operations. This anticipated improvement is due in part to profit improvement initiatives underway, as well as contributions from mining operations commencing at an additional quarry during the fourth quarter of 2022.
In 2023, North American Mining capital expenditures are expected to be $35 million, with $26 million expended in the second half of 2023, primarily for the acquisition of equipment to support the Thacker Pass lithium project.

Minerals Management Results

Key financial results for the second quarter of 2023 and 2022 were as follows:
	2023	2022
	(in thousands)
Revenues	$9,171	$11,962
Operating profit	$7,289	$13,073
Segment Adjusted EBITDA(1)	$8,038	$13,616
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 10.

Minerals Management revenue, operating profit and Segment Adjusted EBITDA decreased significantly from the 2022 second quarter due to a 71% decline in natural gas prices from 2022 as measured by the Henry Hub Natural Gas Spot Price and a 32% decrease in oil prices, as measured by the West Texas Intermediate Average Crude Oil Spot Price.

Minerals Management Outlook
The Minerals Management segment derives income from royalty-based leases under which lessees make payments to the Company based on their sale of natural gas, oil, natural gas liquids and coal, extracted primarily by third parties. Changing prices of natural gas and oil could have a significant impact on Minerals Management’s operating profit.
Operating profit and Segment Adjusted EBITDA for the 2023 second half and full year are expected to decrease significantly compared with the respective 2022 periods. These decreases are primarily driven by current market expectations for natural gas and oil prices. Based on current market expectations, operating profit in the second half is expected to decline moderately from the first half of 2023.
The Company's forecast is based on current market assumptions for natural gas and oil market prices; however, commodity prices are inherently volatile. Growing economic uncertainty continues to drive commodity price volatility and any change in natural gas and oil prices from current expectations will result in adjustments to the Company's outlook.
As an owner of royalty and mineral interests, the Company’s access to information concerning activity and operations with respect to its interests is limited. The Company's expectations are based on the best information currently available and could vary positively or negatively as a result of adjustments made by operators, additional leasing and development and/or changes to commodity prices. Development of additional wells on existing interests in excess of current expectations could be accretive to future results.
In 2023, Minerals Management expects capital expenditures of approximately $21 million, which includes up to $20 million of additional investments during the second half of 2023 that align with the Company's strategy and objectives to establish a diversified portfolio of mineral and royalty interests. Future investments are expected to be accretive, but each investment's contribution to near-term earnings is dependent on the details of that investment, including the size and type of interests acquired and the stage and timing of mineral development.

Consolidated Outlook
Overall, the Company expects consolidated results to continue to decrease in the third quarter before improving in the fourth quarter. The improvement in fourth quarter 2023 results will not offset the anticipated third quarter decline. Therefore, earnings in the second half of 2023 are expected to be lower than both the first half of 2023 and the second half of 2022, primarily driven by activity at the Minerals Management and Coal Mining segments. At Minerals Management, the decrease in the second half of 2023 is primarily driven by the expected continued reduction in commodity prices from 2022 price levels. At the Coal Mining segment, a higher cost per ton at Mississippi Lignite Mining Company is expected to reduce earnings in the second half of 2023, particularly the third quarter. In addition, a reduction in earnings from the unconsolidated mines is expected to contribute to the decrease. These reductions are expected to be partially offset by lower income tax expense. The Company expects a negative effective income tax rate between 5% and 10% for the 2023 full year.
Management continues to view the long-term business outlook for NACCO positively, despite an expected significant decrease in full-year 2023 consolidated net income compared with 2022. In 2024 and beyond, the Coal Mining segment expects increased profitability compared with anticipated full-year 2023 results due in part to improvements at Falkirk and Mississippi Lignite Mining Company. At Falkirk, the temporary price concessions end in June 2024. At Mississippi Lignite Mining Company, the cost per ton delivered is expected to moderate once the move to the new mine area is complete in the second half of 2023. In addition, certain costs incurred at Mississippi Lignite Mining Company in 2023 will be passed through to the customer and included in revenues in 2024. Earnings from the Sawtooth Mining lithium project are also expected to contribute to improved results in 2024 and 2025 and more significantly when production commences at Thacker Pass in 2026.
Mitigation Resources of North America® continues to build on the substantial foundation established over the past several years and currently has eight mitigation banks and four permittee-responsible mitigation projects located in Tennessee, Mississippi, Alabama and Texas. Mitigation Resources was named a designated provider of abandoned mine land restoration by the State of Texas. It plans to provide ecological restoration services for abandoned surface mines as well as pursue additional environmental restoration projects during the remainder of 2023.
In 2023, the Company expects capital expenditures of approximately $68 million, which includes up to $20 million of investments at Minerals Management. As a result of the forecasted capital expenditures and anticipated substantial decrease in net income, cash flow before financing activities in 2023 is expected to be positive but decline significantly from 2022.

Long-term Growth and Diversification
The Company is pursuing growth and diversification by strategically leveraging its core mining and natural resources management skills to build a strong portfolio of affiliated businesses. Management continues to be optimistic about the long-term outlook. In the Minerals Management segment, as well as in the Company's Mitigation Resources of North America® business, opportunities for growth remain strong. Acquisitions of additional mineral interests, an improvement in the outlook for the Company's largest Coal Mining segment customers and securing contracts for

Mitigation Resources and new North American Mining projects could be accretive to the Company's outlook.
The Minerals Management segment continues to pursue acquisitions of mineral and royalty interests in the United States. The Minerals Management segment expects to benefit from the continued development of its mineral properties without additional capital investment, as development costs are borne entirely by third-party exploration and development companies that lease the minerals. This business model can deliver higher average operating margins over the life of a reserve than traditional oil and gas companies that bear the cost of exploration, production and/or development. Catapult Mineral Partners, the Company’s business unit focused on managing and expanding the Company’s portfolio of oil and gas mineral and royalty interests, has developed a strong network to source and secure new acquisitions. The goal is to construct a high-quality diversified portfolio of oil and gas mineral and royalty interests in the United States that delivers near-term cash flow yields and long-term projected growth. The Company believes this business will provide unlevered after-tax returns on invested capital in the mid-teens as this business model matures.
The Company remains committed to expanding the North American Mining business while improving profitability. North American Mining intends to be a substantial contributor to operating profit over time. The pace of achieving that objective will depend on the execution and successful implementation of profit improvement initiatives in the aggregates operations, and the mix and scale of new projects. A number of initiatives are underway or in the planning stages that are expected to support the continuing improvement of financial results at these mining operations over time. Until profit improves at existing operations, North American Mining has narrowed its business development efforts.
Sawtooth Mining has a mining services agreement to provide comprehensive mining services as the exclusive contract miner for the Thacker Pass lithium project in northern Nevada, owned by Lithium Nevada Corp., a subsidiary of Lithium Americas Corp. (TSX: LAC) (NYSE: LAC). Lithium Americas controls the lithium reserves at Thacker Pass. On March 2, 2023, Lithium Americas announced that construction had commenced. Phase 1 production of lithium is projected to begin in the second half of 2026. Sawtooth Mining began acquiring mining equipment for this project in the second quarter of 2023. Under the terms of the contract mining agreement, Lithium Americas will reimburse Sawtooth for these capital expenditures over a five-year period from the equipment acquisition date. Sawtooth will be reimbursed for all costs of mine construction plus a construction fee. The Company expects to continue to recognize moderate income prior to commencement of production in 2026. Once production commences, Sawtooth will receive a management fee per metric ton of lithium delivered. At maturity, this contract is expected to deliver fee income similar to a mid-sized management fee coal mine.
Mitigation Resources continues to expand its business, which creates and sells stream and wetland mitigation credits and provides services to those engaged in permittee-responsible mitigation as well as provides other environmental restoration services. This business offers an opportunity for growth and diversification in an industry where the Company has substantial knowledge and expertise and a strong reputation. Mitigation Resources is making strong progress toward its goal of becoming a top ten provider of stream and wetland mitigation services in the southeastern United States. The Company believes that Mitigation Resources can provide solid rates of return on capital employed as this business matures.
The Company also continues to pursue activities which can strengthen the resiliency of its existing coal mining operations. The Company remains focused on managing coal production costs and maximizing efficiencies and operating capacity at mine locations to help customers with management fee contracts be more competitive. These activities benefit both customers and the Company's Coal Mining segment, as fuel cost is a significant driver for power plant dispatch. Increased power plant dispatch results in increased demand for coal by the Coal Mining segment's customers. Fluctuating natural gas prices, weather and availability of renewable energy sources, such as wind and solar, could affect the amount of electricity dispatched from coal-fired power plants. While the Company realizes the coal mining industry faces political and regulatory challenges and demand for coal is projected to decline over the longer-term, the Company believes coal should be an essential part of the energy mix in the United States for the foreseeable future.
The Company continues to look for ways to create additional value by utilizing its core mining competencies which include reclamation and permitting. One such way the Company may be able to utilize these skills is through development of utility-scale solar projects on reclaimed mining properties. Reclaimed mining properties offer large tracts of land that could be well-suited for solar and other energy-related projects. These projects could be developed by the Company itself or through joint ventures that include partners with expertise in energy development projects. In March 2023, the Company acquired 100% of the membership interests in the Marshall Mine, where Caddo Creek had been performing mine reclamation work. The Company is considering development of a utility-scale solar project at this location.
The Company is committed to maintaining a conservative capital structure as it continues to grow and diversify, while avoiding unnecessary risk. Strategic diversification will generate cash that can be re-invested to strengthen and expand the businesses. The Company also continues to maintain the highest levels of customer service and operational excellence with an unwavering focus on safety and environmental stewardship.

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Conference Call
In conjunction with this news release, the management of NACCO Industries will host a conference call on Thursday, August 3, 2023 at 8:30 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at https://conferencingportals.com/event/BzfGzlJS to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through the NACCO Industries' website at ir.nacco.com/home. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the call will be available shortly after the call ends through August 10, 2023. An archive of the webcast will also be available on the Company's website two hours after the live call ends.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA and Segment Adjusted EBITDA are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that Adjusted EBITDA and Segment Adjusted EBITDA assist investors in understanding the results of operations of NACCO Industries. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes to or termination of customer or other third-party contracts, or a customer or other third party default under a contract, (2) any customer's premature facility closure, (3) regulatory actions, including the United States Environmental Protection Agency's 2023 proposed rules relating to mercury and greenhouse gas emissions for coal-fired power plants, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (4) a significant reduction in purchases by the Company's customers, including as a result of changes in coal consumption patterns of U.S. electric power generators, or changes in the power industry that would affect demand for the Company's coal and other mineral reserves, (5) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas, natural gas liquids and oil, (6) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; federal and state legislative and regulatory initiatives relating to hydraulic fracturing; and the ability of lessees to obtain capital or financing needed for well-development operations and leasing and development of oil and gas reserves on federal lands, (7) failure to obtain adequate insurance coverages at reasonable rates, (8) supply chain disruptions, including price increases and shortages of parts and materials, (9) changes in tax laws or regulatory requirements, including the elimination of, or reduction in, the percentage depletion tax deduction, changes in mining or power plant emission regulations and health, safety or environmental legislation, (10) the ability of the Company to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, and to maintain surety bonds for mine reclamation as a result of current market sentiment for fossil fuels, (11) impairment charges, (12) the effects of investors’ and other stakeholders’ increasing attention to environmental, social and governance matters, (13) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (14) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (15) weather or equipment problems that could affect deliveries to customers, (16) changes in the costs to reclaim mining areas, (17) costs to pursue and develop new mining, mitigation, oil and gas and solar development opportunities and other value-added service opportunities, (18) delays or reductions in coal or aggregates deliveries, (19) the ability to successfully evaluate investments and achieve intended financial results in new business and growth initiatives, (20) disruptions from natural or human causes, including severe weather, accidents, fires, earthquakes and terrorist acts, any of which could result in suspension of operations or harm to people or the environment, and (21) the ability to attract, retain, and replace workforce and administrative employees.

About NACCO Industries
    NACCO Industries® brings natural resources to life by delivering aggregates, minerals, reliable fuels and environmental solutions through its robust portfolio of NACCO Natural Resources businesses. Learn more about our companies at nacco.com, or get investor information at ir.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30		JUNE 30
	2023	2022	2023	2022
	(In thousands, except per share data)
Revenues	$61,350	$61,369	$111,491	$116,392
Cost of sales	54,943	45,726	101,727	84,902
Gross profit	6,407	15,643	9,764	31,490
Earnings of unconsolidated operations	11,084	14,622	24,908	29,214
Contract termination settlement	—	14,000	—	14,000
Operating expenses
Selling, general and administrative expenses	14,746	15,841	29,622	30,625
Amortization of intangible assets	927	1,058	1,654	1,905
Loss (gain) on sale of assets	68	(2,317)	(168)	(2,453)
	15,741	14,582	31,108	30,077
Operating profit	1,750	29,683	3,564	44,627
Other (income) expense
Interest expense	572	496	1,117	1,009
Interest income	(1,714)	(195)	(2,869)	(340)
Closed mine obligations	433	377	842	757
(Gain) loss on equity securities	(421)	1,878	(1,049)	1,360
Other contract termination settlements	—	(16,882)	—	(16,882)
Other, net	(377)	(1,064)	(2,102)	(1,294)
	(1,507)	(15,390)	(4,061)	(15,390)
Income before income tax provision (benefit)	3,257	45,073	7,625	60,017
Income tax provision (benefit)	737	7,893	(587)	10,255
Net income	$2,520	$37,180	$8,212	$49,762

Earnings per share:
Basic earnings per share	$0.34	$5.07	$1.10	$6.83
Diluted earnings per share	$0.34	$5.07	$1.09	$6.79

Basic weighted average shares outstanding	7,513	7,330	7,465	7,286
Diluted weighted average shares outstanding	7,513	7,330	7,515	7,325

ADJUSTED EBITDA RECONCILIATION (UNAUDITED)
	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30		JUNE 30
	2023	2022	2023	2022
	(in thousands)
Net income	$2,520	$37,180	$8,212	$49,762
Contract termination settlements	—	(30,882)	—	(30,882)
Income tax provision (benefit)	737	7,893	(587)	10,255
Interest expense	572	496	1,117	1,009
Interest income	(1,714)	(195)	(2,869)	(340)
Depreciation, depletion and amortization expense	7,090	6,488	14,109	12,615
Adjusted EBITDA*	$9,205	$20,980	$19,982	$42,419
*Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Adjusted EBITDA as net income before contract termination settlements and income taxes, net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable to similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Three Months Ended June 30, 2023
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$26,343	$21,716	$9,171	$4,628	$(508)	$61,350
Cost of sales	33,269	18,884	910	2,375	(495)	54,943
Gross profit (loss)	(6,926)	2,832	8,261	2,253	(13)	6,407
Earnings of unconsolidated operations	9,962	1,122	—	—	—	11,084
Operating expenses*	7,711	1,740	972	5,318	—	15,741
Operating profit (loss)	$(4,675)	$2,214	$7,289	$(3,065)	$(13)	$1,750
Segment Adjusted EBITDA**
Operating profit (loss)	$(4,675)	$2,214	$7,289	$(3,065)	$(13)	$1,750
Depreciation, depletion and amortization	4,348	1,855	749	138	—	7,090
Segment Adjusted EBITDA**	$(327)	$4,069	$8,038	$(2,927)	$(13)	$8,840

	Three Months Ended June 30, 2022
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$26,602	$22,814	$11,962	$617	$(626)	$61,369
Cost of sales	24,638	20,583	733	528	(756)	45,726
Gross profit	1,964	2,231	11,229	89	130	15,643
Earnings of unconsolidated operations	13,460	1,162	—	—	—	14,622
Contract termination settlement	14,000	—	—	—	—	14,000
Operating expenses*	8,249	2,136	(1,844)	6,041	—	14,582
Operating profit (loss)	$21,175	$1,257	$13,073	$(5,952)	$130	$29,683
Segment Adjusted EBITDA**
Operating profit (loss)	$21,175	$1,257	$13,073	$(5,952)	$130	$29,683
Contract termination settlement	(14,000)	—	—	—	—	(14,000)
Depreciation, depletion and amortization	4,388	1,493	543	64	—	6,488
Segment Adjusted EBITDA**	$11,563	$2,750	$13,616	$(5,888)	$130	$22,171
*Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before contract termination settlements and depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Six Months Ended June 30, 2023
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$46,996	$42,349	$17,456	$5,819	$(1,129)	$111,491
Cost of sales	59,147	38,125	1,962	3,589	(1,096)	101,727
Gross profit (loss)	(12,151)	4,224	15,494	2,230	(33)	9,764
Earnings of unconsolidated operations	22,428	2,480	—	—	—	24,908
Operating expenses*	14,639	3,660	2,161	10,648	—	31,108
Operating profit (loss)	$(4,362)	$3,044	$13,333	$(8,418)	$(33)	$3,564
Segment Adjusted EBITDA**
Operating profit (loss)	$(4,362)	$3,044	$13,333	$(8,418)	$(33)	$3,564
Depreciation, depletion and amortization	8,588	3,741	1,560	220	—	14,109
Segment Adjusted EBITDA**	$4,226	$6,785	$14,893	$(8,198)	$(33)	$17,673

	Six Months Ended June 30, 2022
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$47,564	$44,218	$24,716	$809	$(915)	$116,392
Cost of sales	43,488	40,233	1,481	877	(1,177)	84,902
Gross profit (loss)	4,076	3,985	23,235	(68)	262	31,490
Earnings of unconsolidated operations	26,786	2,428	—	—	—	29,214
Contract termination settlement	14,000	—	—	—	—	14,000
Operating expenses*	16,335	3,885	(1,466)	11,323	—	30,077
Operating profit (loss)	$28,527	$2,528	$24,701	$(11,391)	$262	$44,627
Segment Adjusted EBITDA**
Operating profit (loss)	$28,527	$2,528	$24,701	$(11,391)	$262	$44,627
Contract termination settlement	(14,000)	—	—	—	—	(14,000)
Depreciation, depletion and amortization	8,426	2,960	1,121	108	—	12,615
Segment Adjusted EBITDA**	$22,953	$5,488	$25,822	$(11,283)	$262	$43,242
*Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before contract termination settlements and depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.